WAYNE SAVINGS COMMUNITY BANK

                COMPLETES TWO-TIER REORGANIZATION


Contact:  Charles F. Finn
          Todd J. Tappel


     Wayne Savings Community Bank (Nasdaq Symbol: "WAYN," and formerly "The Wayne Savings and Loan Company") today announced that it has completed its reorganization into a two-tier mutual holding company structure (the "Reorganization"). Pursuant to the Reorganization, the Bank is now the wholly-owned subsidiary of Wayne Savings Bancshares, Inc., a Federal corporation. Wayne Savings Bancshares, Inc. is the majority owned subsidiary of Wayne Savings Bankshares, M.H.C., the Bank's mutual holding company parent. Each share of the Bank's outstanding common stock was automatically converted into one share of Wayne Savings Bancshares, Inc. common stock.

     Charles F. Finn, President and Chief Executive Officer of Wayne Savings Bancshares, Inc., and the Bank stated "We are extremely pleased to be have established a mid-tier stock holding company. We believe that through Wayne Savings Bancshares, Inc. we will be better positioned to take advantage of business opportunities that may arise. The increased flexibility afforded by the mid-tier stock holding company will benefit all our stockholders and help enhance stockholder value."

     Established in 1899, Wayne Savings has six full-service offices serving a four county market area of Wayne, Holmes, Ashland, and Medina counties, Ohio. At September 30, 1997, Wayne Savings had total assets of $250.2 million, deposits of $210.7 million, and stockholders' equity of $23.9 million.